UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2007
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-51593	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
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   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 28, 2007, SunPower Energy Systems Spain, S.L. (“SunPower”), an indirect subsidiary of SunPower Corporation, entered into an engineering, procurement and construction agreement (the “EPC Agreement”) with Solargen Proyectos e Instalaciones Solares, S.L., a corporate affiliate of The Naturener Group. The EPC Agreement provides the general terms pursuant to which SunPower will design and construct a solar photovoltaic plant representing a total of approximately 8.3 megawatts peak power in the Extremadura  region of Spain. The EPC Agreement also includes termination rights in favor of either party in the event the following conditions precedent are not met by specified deadlines: receipt of confirmation of the availability of bank financing, receipt of necessary permits, licenses or other governmental approvals, and/or receipt of satisfactory final site reports. The EPC Agreement represents a material revenue opportunity for SunPower, as well as for SunPower Corporation on a consolidated basis.

Item 7.01. Regulation FD Disclosure.

On January 4, 2008, SunPower Corporation issued a press release announcing SunPower’s entry into the EPC Agreement. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 4, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: January 4, 2008	By: /s/ Bruce Ledesma
Name: Bruce Ledesma
Title: General Counsel and Corporate Secretary

Exhibit No.	Description
99.1	Press Release dated January 4, 2008